Exhibit 5.1

September 7, 2018	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

Board of Directors

Prologis, Inc.

Pier 1, Bay 1

San Francisco, California 94111

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Prologis, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 3,550,902 shares of its common stock, par value $0.01 per share (the “Common Stock”), to be issued to and/or sold from time to time by the persons named under the caption “Selling Stockholders” as described in the prospectus, as supplemented by a prospectus supplement dated September 7, 2018, relating to the Common Stock contained in the Company’s Registration Statement (as so supplemented, the “Prospectus”). We have also participated in the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Act, of a registration statement on Form S-3 (File No. 333-216491) (the “Registration Statement”) relating to the Common Stock.

In rendering our opinions set forth below, we have examined originals or copies certified to our satisfaction of the Registration Statement, the Prospectus, the Company’s Articles of Incorporation, as amended and supplemented, the Company’s Eighth Amended and Restated Bylaws, resolutions of the Company’s Board of Directors and such other Company records, instruments, certificates and documents and such questions of law as we considered necessary or appropriate to enable us to express this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of photostatic copies.

Based upon and subject to the foregoing and to the assumptions, limitations and conditions set forth herein, we are of the opinion that when the Common Stock is issued and/or sold in the manner described in the Prospectus, the Common Stock will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion letter into the Registration Statement and to being named in the related prospectus

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Board of Directors

Prologis, Inc.

September 7, 2018

and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Sincerely,

/s/ Mayer Brown LLP
Mayer Brown LLP